As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 33-93768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-0865505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Colonial Road Manchester, Connecticut	06042
(Address of Principal Executive Offices)	(Zip Code)

LYDALL INC. 1992 STOCK INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Scott D. Horrigan

Secretary

Lydall, Inc.

One Colonial Road

Manchester, Connecticut 06042

(Name and address of agent for service)

(860) 646-1233

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Lydall, Inc. (the “Registrant”) is filing this post-effective amendment relating to the Registration Statement on Form S-8 filed by the Registrant on April 17, 1998 (File No. 33-93768) (the “Registration Statement”) to deregister certain securities registered by the Registrant pursuant to the Registration Statement registering 840,000 shares of the Registrant’s common stock, par value $.10 per share, registered by the Registrant pursuant to the Registration Statement.

Effective as of October 1, 2021, as contemplated by the Agreement and Plan of Merger, dated as of June 21, 2021, by and among the Registrant, Unifrax Holding Co., a Delaware corporation (“Parent”), Outback Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and solely with respect to certain payment obligations of Parent thereunder, Unifrax I LLC, a Delaware limited liability company, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Registrant's securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant's securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this post-effective amendment to the Registration Statement, any and all securities registered under the Registration Statement that remain unsold as of the effectiveness of the Merger on October 1, 2021 and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manchester, State of Connecticut, on October 1, 2021.

LYDALL, INC.

By:	/s/ Scott D. Horrigan
	Name:	Scott D. Horrigan
	Title:	Secretary

NOTE: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.